Item 77C -- DWS High Income Trust ("Registrant")

Registrant incorporates by reference its Proxy Statement dated
May 25, 2006, filed on April 13, 2006
(Accession No. 0000950137-06-004495)

Shareholder Meeting Results

The Annual Meeting of Shareholders of DWS High Income Trust
(the "fund") was held on May 25, 2006. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To elect nine individuals to constitute the Board of Trustees of the fund.

Number of Votes:

       For 			Withheld

John W. Ballantine 		26,103,943		588,664
Donald L. Dunaway 		26,032,982		659,624
James R. Edgar 			26,048,690		643,917
Paul K. Freeman 		26,115,244		577,363
Robert B. Hoffman 		26,072,329		620,277
William McClayton 		26,097,865		594,742
Shirley D. Peterson		26,079,951		612,656
Axel Schwarzer			26,111,799		580,808
Robert H. Wadsworth		26,080,230		612,377



G:\sec_reg\NSAR\2006\Item 77c DWS High Income Trust.doc